PROSPECTUS and	PRICING SUPPLEMENT NO. 2
PROSPECTUS SUPPLEMENT, each	Dated August 19, 2008
Dated May 7, 2008	Commission File No.: 333-150486
CUSIP: 24422EQT9	Filed pursuant to Rule 424(b)(3)

U.S. $14,400,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

due from 9 Months to 30 Years from Date of Issue

Original Issue:	August 22, 2008

Maturity Date:	August 19, 2010

Principal Amount:	$350,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3 Month

Spread:	LIBOR + 50 bps

Initial Interest
Determination Date:	August 20, 2008

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 19th (or next Business Day) of February, May, August, and November beginning November 19, 2008

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 19th (or next Business Day) of February, May, August, and November commencing on November 19, 2008

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Denominations:	$1,000

Plan of Distribution:		Principal Amount
	Name	Of Notes
	J.P. Morgan Securities Inc.	$122,500,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	122,500,000
	Lazard Capital Markets LLC	52,500,000
	Santander Investment Securities Inc.	52,500,000
	Total	$350,000,000

	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900%.

J.P. Morgan Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Lazard Capital Markets LLC Santander Investment Securities Inc.

J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as Joint Book-Running Managers.